Exhibit 99.2

CASCADE CORPORATION, #4080118

CASCADE CORPORATION, Q1 FY 2010 CONFERENCE CALL

June 4, 2009, 5:00 PM ET

Chairperson(s): Robert Warren

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Cascade Corporation First Quarter Fiscal Year 2010 Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, June 4, 2009.

I would now like to turn the conference over to Mr. Robert Warren, Chief Executive Officer. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1900 employees working in 27 facilities in 16 countries. We manufacture devices primarily for industrial trucks most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks allow the truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles such as tool carriers and stick steer loaders. Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers. Names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar and Nissan.

Joe will now provide you an overview of the first quarter.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenue, costs, earnings, and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties are described in our reports on Forms 10-K and 10-Q, and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

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As I walk you through our results, please note that our fiscal year ends on January 31st. So when we refer to fiscal year 2010, we are actually referring to the quarter that just ended April 30, 2009. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Net sales for the current quarter were 76.3 million, a decrease of 44% compared to the prior year. Our net loss for the first quarter was 12.1 million compared to a net income of 10.9 million for the first quarter of fiscal 2009. Fiscal 2010 results include 4.8 million of restructuring costs, primarily as a result of the closure of our fork manufacturing facility in France. Our decrease in sales reflects the continued effects of the global economic downturn, and in particular a depressed lift truck market in most regions of the world. Our sales decreases by region are relatively in line with regional lift truck shipment statistics in the first quarter.

Our gross profit percentages were lower in each region other than China, primarily as a result of lower sales volumes. Europe’s gross profit margin, which was a negative 9%, reflected several items. First, like the other regions, Europe had lower sales volumes, which resulted in substantial unabsorbed production costs. The other factor was inventory write downs of $1 million, which were recorded on customer orders on which we expect to incur a loss in subsequent quarters. We are currently reviewing our options to modify customer pricing or product sourcing to correct the situation going forward. The increase in China’s gross profit margin from 31% to 33% was due to product mix. Some price increases and lower inter company transfers, which carry lower gross margins.

Total SG&A costs have decreased 21%. This reflects our aggressive cost reduction efforts in response to changing economic conditions and lower costs in Europe due to restructuring efforts over the past year. Regarding income taxes, even though we recognized a pretax loss for the quarter of $9 million, we had tax expense of almost three million. This was due to the fact that we owe taxes in countries where we are generating income, but not realizing a tax benefit in the European countries where we incurred losses. Given the expected costs of our continued restructuring efforts in Europe, in future quarters we could once again be in the position with tax expense that is inordinately high relative to our level of income.

We are unable to recognize tax benefits for certain European countries because of recurring losses, which require us to record valuation allowances. We have mentioned previously that one of our top priorities is to utilize cash flow to pay down our long-term debt. During the most recent quarter our cash flow from operating activities was 15.1 million, just slightly below the 15.5 million in the prior year. This cash flow, while incurring a net loss, is a result of our continued efforts to reduce working capital levels, principally accounts receivable and inventories. Our biggest opportunity to reduce working capital is through inventories, which decreased 10% during the quarter.

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We also have lower levels of capital expenditures in the current year. This reflects our efforts to move forward only with those capital expenditures related to critical projects. At this point we still estimate capex levels for the year to be approximately $8 million. As of April 30, 2009 our cash balance was 22 million, down from 31 million at yearend. Through the reduction in cash and our cash flow from operations, we were able to reduce long-term debt by 22 million during the quarter. Our current debt balance is just in excess of $80 million.

During our yearend call we had mentioned that we had started discussions with our banks, Bank of America and Union Bank of California, about modifying our current agreement to take into account our restructuring activities and the levels of business we are experiencing during the current downturn. To date the banks have been receptive to our requests, and we believe we are close to finalizing a modification to the agreement. We anticipate completing this process before the end of the second quarter. At this point we aren’t in a position to disclose the terms, but will provide disclosure once the agreement is signed.

Now I would like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use our products to differing degrees, it does give us some indication of short-term trends. The decline in lift truck shipments in the first quarter around the world range from 29 to 55% where our sales dropped 44% during the same period. We believe the OEMs have been reducing their inventories, which would explain some of the variation between the drop in industrial shipments and our sales level. Overall we don’t believe our market share has changed in the recent quarter.

In order to try and look forward to the future, we monitor changes in the most recent lift truck order rates, which are disclosed in our press release in April. These changes range from a decline of 34% in China to a 70% decline in Europe. China is the one market where we have seen some rebound from the lows earlier in the year. It appears the benefits from the Chinese stimulus package are having some positive effects on the Chinese economy. We haven’t seen any similar rebounds in other regions. Europe is the region seeing the biggest decline. In particular the decline in Eastern Europe has been very dramatic, with an 85% decrease from the prior year.

The question is when we will begin to see any recovery. I believe that while the stock market is showing some signs of rebounding and various aspects of the economy showing more positive signs, the capital goods market will be lagging past the end of our fiscal 2010 and into fiscal 2011 before a real recovery begins to take shape. Given the uncertainties surrounding the current economic environment, we are continuing to develop aggressive plans and steps to adjust our current business and improve operational performance. These include a rationalization of our existing capacity.

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We mentioned earlier the closure in March of our fork manufacturing facility in France. In May 2009 we initiated discussions with the local works council at our facility in Almere, The Netherlands, regarding our intention to cease production operations. We estimate the cost for the Almere restructuring to be in the range of eight to $10 million, and hope to complete this work by the end of fiscal 2010. While we intend to cease production operations in Almere, we will be keeping our Benelux sales team, European Parts Depot, and certain administrative functions in place. We will continue to provide our European customers with a full range of Cascade products. These products will be sourced from other Cascade locations.

I mentioned two major steps we are taking this year in France and The Netherlands with regard to our European business. We will be using these and other changes as part of our stated goal, making our European business profitable as we come out of the current downturn. As we move forward, we will be evaluating other opportunities throughout our global operations to better position ourselves for the future. This will be an ongoing process throughout the current recession and as we assess the pace of any market recovery.

Currently we estimate the total restructuring costs for fiscal 2010 could be in the range of 20 to $25 million. In developing these plans I want to emphasize we are very cognizant of putting ourselves in the position to respond to market demand when it ultimately improves.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections. My final remark relates to a governance matter. Effective June 12, 2009 our common stock will be traded on the New York Stock Exchange under the ticker symbol CASC. This change is being made as we believe the new ticker symbol more closely relates to the company’s name. Also this will eliminate some confusion we’ve experienced with the public company in Canada whose name matched our old ticker symbol.

This concludes our prepared remarks, and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question-and-answer session. If you would like to ask a question, please press the star followed by the one on your touchtone phone. You will hear a tone indicating you’re in the queue. You may withdraw your question from the queue at any time by pressing the star followed by the two. If you’re using a speakerphone today, please pick up the handset before pressing the numbers. Once again, if you would like to ask a question, please press the star followed by the one at this time. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

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Arnie Ursaner:	Hi. Good afternoon. The first question I have is for Joe. On this tax issue related to international, obviously it’ll be dependent on where you have your revenues and losses and profits. But how do you—how should we think about the impact in the next few quarters assuming trends remain similar to what they are now?

Joe Pointer:	Yes. That’s going to be kind of hard to nail it down on a percentage because we very likely will—like I said we’ll be in a tax provision, i.e. a tax expense, you know with a lot lower levels of income. So it’s going to be, I mean like I said I really can’t nail it down to a percentage, but it’s going to be higher than the 35% that we had in the past. But you know depending on where we are in the income levels.

Arnie Ursaner:	Okay. I want to focus first on you mentioned you took an inventory write down of about a million to reflect losses you expect to incur on a customer order which will be shipped. Was it your inability to modify pricing on that particular order? Or was it higher cost inventory that you couldn’t get rid of in your system? How should we think about that particular loss?

Robert Warren:	With the—this dealt with some fork products that were selling to OEMs primarily out of our facility in Germany. The current massive overcapacity in fork production in Europe is creating some—a very marginal pricing situation. We have been in the process of trying to qualify a new source for some of our customers, and in the interim we’ve been forced to sell at a more competitive price than we can produce; and so we were losing money at the gross profit level of those sales, and we ended up with an accounting rule that said that since we’re buying—we have material that we were going to be processing for future orders at that sub-marginal selling price we were going to have to take an inventory write down in anticipation.

So not only did we end up with negative margins on the selling of that product, but we were also getting hit on our inventory based on the anticipation of how soon will we be able to correct that situation, which we are remedying with approval of a lower cost source.

Arnie Ursaner:	Okay. Two more quick ones if I can. One is I’ve looked at my model going back to ‘99. You’ve never even been close to the gross margin you had this quarter. So I’m trying to get a—again I appreciate the challenge if you’re not covering your fixed costs and there’s not absorption there. You still had some high cost materials. Just to be clear, are there any worker severance expenses built into the gross margin? Or how should we think about gross margin relative to perhaps the first quarter level?

Joe Pointer:	Worker severance. You mean other than the—well the severance that we had for Lamachine is in that 3.8 million.

Arnie Ursaner:	Right. What I’m saying is if you even laid off some hourly workers and had a couple of weeks of severance or things like that. Would that have been in the gross margin line? In other words, corporate expense obviously would be in the SG&A. I’m trying to think –

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Robert Warren:	Yes. I think, Arnie, there’s very little. I mean I think their might be hundreds of thousands of dollars maybe in the cost of goods sold, but the majority of the severance related costs are in the restructuring line.

Arnie Ursaner:	So as we think about gross margin on a go-forward basis from Q1 level, obviously I know you had some higher cost inventory that had to be worked through. I know you’re not absorbing all your fixed costs yet. As I look out over the next quarter or two, what sort of improvement might we expect from the Q1 level, if any?

Andy Anderson:	Arnie, this is Andy. I think the way you probably want to look at this is if you take it apart, if you look at the North American summary there was a 400-basis point deterioration, which on a 45% decrease in sales did not, I don’t think is too bad; and I think we’ve gotten our costs down as far as we’re going to take them there. So I think the way you should look at it is you break it apart is the North American, the Asia/Pacific, the Chinese gross margins are, if you will, marginally pretty consistent with the year ago. It’s the wildcard of the European margin, which really throws the consolidated margin into the unpredictable zone, and it’s just, and that is going to be entirely dependent on how fast we can do the things that Bob mentioned. We’ve got the one French plant, which is a very small plant, close; but the next steps are the ones that are going to impact that gross margin.

Robert Warren:	And Arnie, our plan obviously you know this—the scale of the recession has forced us to this move in Almere, but the production that is currently coming out of that facility, a majority of that’s going to be transferred to our facilities in North America. So Portland, Springfield, and Warner Robins, Georgia are going to get a big—a majority of the increase transfer of that business; and right now we are actually covering—the current level of business in North America we’re still heavy on our total headcount. Really as a basis of planning for this move once we decide to make it, we didn’t want to have to go down to current levels and then try to bring the people back.

As we transferred the source here we’ll be able to cover more of the fixed overhead that we’re not covering right now with that volume, and you know there was a commitment given on our market share in North America, and the profitability of these facilities we needed to find some way to lower our overcapacity in Europe in a loss position and cover our knowledge based personnel and fixed costs here in North America; and right now you know that’s obviously an issue that’s based on also currency exchange rate, but the—give the longer term projection that we have for what the dollar’s going to do, and what it’s currently doing certainly is moving in our favor.

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Joe Pointer:	Just as sort of a reference in the United States, which is a pretty big bulk of our North American things, our actual payroll cost, which is different than our headcount because almost every factory is operating on reduced weeks and all kinds of other reduced schedules, and we also have a fairly high, flexible component in our overall pay structure in North America, the month-on-month this last month, year-on-year just based on this last month our payroll costs were down 40% in the United States. That’s relatively reflective, I think, of Canada as well. It’s not down that much in Europe because of what we’re going through, and the difficulty to respond as fast; and clearly it’s not that down that much in Asia or China, but then their results are, they’re different as well. So I think we’re pulling as much cost as we possibly can out of—out of the current structure.

Arnie Ursaner:	Thank you very much.

Robert Warren:	Thanks, Arnie.

Operator:	Thank you. Our next question comes from the line of Alan Robinson with Royal Bank of Canada. Please go ahead.

Alan Robinson:	Good afternoon, gentlemen.

Robert Warren:	Good afternoon, Alan.

Alan Robinson:	Can you give us some perspective on the replacement cycle for lift trucks, and perhaps more specifically for load handling attachments? I’m trying to get a sense of how long your customers can hold out before they need to start ordering again, replacing some of the old equipment they have.

Robert Warren:	The life cycle of the lift truck, I think traditionally you’d look at it as three phases, but we used to talk about so many 10,000 hours and depending on what sort of work intense environment or application it’s in that could be a lot faster if it’s a seven days a week three shift; but majority of the first use of a lot of lift trucks is in the new truck purchase, which is let’s say in North America’s been under a three to five-year lease. That takes about maybe half of the useful life of the lift truck and then a much lower hour usage in the second phase was usually picked up by the distribution network and used in their short-term rental fleet; and then the last maybe 15, 20% of its life was in a very low hour used truck sale to a much lower hour application. So maybe the first useful half of its life was being used up in the first three to five years.

Your question is a good one because it really pertains how long can the industry stay down at levels like this before they are really impairing their ability to even handle the level of business they have. I think really they can go a reasonable period of time because all they’re doing is pulling some of those hours that they would normally go into that second phase of its life and moving some of those into the first as their total number of hour utilization has gone down; and they also have some advantage when they actually get redundant capacities such as we’re dealing with and they shut down facilities they’re able to move that lift truck to another one and start using the hours on that one.

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Alan Robinson:	Okay. Is there an element of decay with these trucks if they’re left standing for too long? Or is that not a factor?

Robert Warren:	Not too, not a too big one. It’s sort of a vehicle. It’s like your car. You’d have to make sure you had your battery kept up, but it’s really not going to deteriorate much.

Alan Robinson:	Okay, and then in terms of your capacity utilization and your manufacturing capacity, can you give us a sense of the average utilization you achieved in the quarter? And given the cuts you anticipate, where do you expect your capacity to be by yearend compared to where we are or where we were at the end of the first quarter?

Andy Anderson:	Just globally we’re probably running at 35% capacity in what we’re doing, and when we’re done it’s hard to mix up between forks and attachments, but it’s going to be a measurable cut in capacity.

Robert Warren:	But we’re hoping that you know the way we’re trying to look at this we’re trying to keep—make sure we have the capacity available that does plan for that upswing, and have it at the lowest cost and in the right location that ensures fulfillment of our customer requirements. Many of our customers are a single source for some of these products with us.

Alan Robinson:	Okay, and just finally you mentioned you expected a total cost of 20 to 25 million in terms of this fiscal restructuring. How does that break down? I have the eight to 10 for Almere already. Does the 20 to 25 also include the 4.8 that we saw in the recent quarter?

Joe Pointer:	Yes.

Alan Robinson:	Okay, and so we’re looking at what? Up to about 10 million. In addition how does that break out? Is that spread out geographically?

Robert Warren:	I can’t say, and I’m sorry, but we need to be very careful on that because many of these plans are not yet announced.

Alan Robinson:	Okay. Understood. Thank you.

Robert Warren:	Thanks.

Operator:	Thank you. Our next question comes from the line of Frank Magdlen with the Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon, Bob.

Robert Warren:	Hi Frank.

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Frank Magdlen:	In this difficult market I know you’re trying to hang on to your core competency. Is the SG&A in real dollars, not as a percentage of revenue, in the quarter that you just reported, is that indicative of what we should expect for the balance of the year, say 17, 18 million per quarter?

Robert Warren:	Yes that would be correct.

Frank Magdlen:	So we shouldn’t see a big variance in the actual dollar amount.

Robert Warren:	Unless it just gets—you know if this would—are we going to have to go to another level? If we have to go to another level of restructuring it’s a basic fundamental change in the business model as we’re structured. We get to a point where if we lose some of our engineering talent or our marketing talent we lose a critical core mass of really knowledge of how we do our business both in our plants and in our customer fulfillment disciplines; and it’s—we’re doing everything we can to try to protect what we’re going to need coming back, and I can’t imagine. If it were in the next year and we’ve moved down you know our cash flow because we’ve moved through most of our working capital and the recession is holding on appreciably into our fiscal 2011, you know at that point we have to look at that; but right now that would entail a fairly big change in our operating model.

Frank Magdlen:	I would imagine your customers too on that.

Robert Warren:	Absolutely, and you know so far we haven’t seen a big restructuring of our customers’ operations regionally. Primarily they’re in a single production facilities at—really done everything they can. In some of these facilities they’re working three or four days a month right now.

Frank Magdlen:	All right. Yes, anything going on in the construction and equipment side that is as dismal as the lift truck market?

Robert Warren:	It’s been even worse for longer and I keep wondering with all this conversation about the federal stimulus package where the money has gone because it certainly isn’t coming out of the projects that have affected construction equipment yet.

Frank Magdlen:	Okay, nothing there, and when you look at historic, how when it turns has it been a big jump in your revenues or has it been pretty gradual coming out? I mean if we’re down to this level, whatever it is now, does a 40, 50% recovery look good? Or is it more like a 20, 30% from your experience?

Robert Warren:	Our experience is that it’s been slower coming out and even slower for us as far as a—so if the market’s taking a reasonable upswing of 20 we wouldn’t quite see that that quickly. It’s most of our applications are a much smaller total percent of the upswing; and as times get good probably the operations have been most constrained on this lift truck life cycle have been the smaller operations that have really patched together one or two trucks. They’re going to try to get, you know, a replacement as soon as they have some confidence. That’s probably had the least impact in a set of forks and maybe side shipper. It’s not the application that would have one of our higher price point products on it.

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Frank Magdlen:	All right. Two other questions on revenues, what percent of revenues have been for replacement parts or replacement utensils?

Robert Warren:	That’s a good argument we’ve had around here for quite awhile. You know other than our spare parts for equipment repair, forks is the product that has probably the element of replacement. You do wear forks, and most safety standards such as OSHA and FEM and Europe have standards for aware that they have to—if they get below they have to replace the forks. We just you know there seems to be a higher replacement value on forks in Europe. Sometimes we’ve talked about it being as much as 40% of the new product placement. I think it’s less than that in North America.

Frank Magdlen:	Okay, and then any, will you give any balance sheet targets or what you would like to do in the next couple quarters on the liquidity side, whether it’s a reduction in inventories or where you think you can bring that number down?

Robert Warren:	I mean we’re certainly going to be driving inventories down. We have an easier time with some of our long steel lineal for the fork business. It’s certainly a number one focus for all of our operating people to move that working capital down. You know accounts receivable and moving down their own based on the level of business, but the inventory is a tough one with these level—this level of business and the number of SKUs, let’s take a plant like this one here in Portland. I mean there are thousands and thousands the different part numbers that they’re trying to draw down as fast as they can, but that certainly is the place we’re looking for most of our cash flow to pay down our debt.

Joe Pointer:	I think it was early in the fourth quarter or third quarter call where Andy had said our target was inventory of roughly 65 to 70, and that was pretty much where we were early on in this decline. So I think that’s still a reasonable target. The question is by, I think back then we said the middle of the year. It may take a little longer, but that’s still a reasonable target for right now.

Frank Magdlen:	And that’s the target that would allow you to have everything in stock, or most things in stock. Is that right? Given –

Joe Pointer:	We could operate and fulfill all our customer commitments at that level.

Frank Magdlen:	All right. Thank you very much, gentlemen.

Robert Warren:	Okay, Frank.

Operator:	Thank you. Our next question comes from the line of JB Groh with DA Davidson and Company. Please go ahead.

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JB Groh:	Afternoon, guys. I had a couple follow-up questions. You mentioned you know thousands of parts in inventory. Is there any one commodity or one specific thing you think that’s easier to draw down than others in terms of inventory? Or is that inventory really spread pretty evenly amongst those thousands of parts, which I would think would make it a little more difficult?

Robert Warren:	On the attachments side of the business it is more difficult. There’s probably no, you know, one part number. Let’s say you’re in Portland and have more than let’s say 50, $75,000 in it. So the—globally the biggest part of our inventory that has very few part numbers is the rolled section steel we convert into our forks; and we had an inventory build up really to try to help counter the rapid appreciation that we were getting in the purchase price of that product early the past two quarters of last year. A lot of our people were buying forward trying to hedge against these 15, 20% increases month-on-month we were getting, and then we got you know caught with the downturn with fairly high rolled section steel inventory globally, and we are moving through that as aggressively as we can as well sell forks.

JB Groh:	Okay, but how should we think of the inventory level in terms of what’s attachment related, and what’s kind of fork related. Is there a way to think of it in those terms?

Andy Anderson:	Forty-five, 55. Forty-five being probably the fork side and 55 being the –

JB Groh:	Okay.

Robert Warren:	— attachment side.

JB Groh:	And then Andy, I know you don’t want to get into specifics of what segments these restructuring charges are going to impact, but is there a way to think of it in terms of timing, Q2, 3, 4, evenly spread out or more weighted towards the middle of the year? How should we think about that rolling in?

Andy Anderson:	I think it’s pretty difficult. The thing that’s difficult to do is there’s a lot of negotiations with works councils and there’s a lot of steps that –

JB Groh:	So it’ll depend on when those resolutions are reached.

Andy Anderson:	Exactly.

JB Groh:	So but the remainder is roughly 15 to 20, rounding up to 4.8 in Q1.

Robert Warren:	I would guess that you’re going to see most of it either expense or accrued in the third quarter.

JB Groh:	Okay.

Robert Warren:	I mean that’s just a guess but you know it really depends on how these things go.

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JB Groh:	Okay. Like I said the balance is like 15 to 20 when you subtract out Q1, right? When you said the 20 to 25, that was for the full year. Just want to double check that.

Joe Pointer:	Yes.

JB Groh:	Okay, and you know in the past you guys have managed through cycles I guess probably nothing this bad, but can you sort of remind us what sort of things you look at in retrospect that were sort of keys to an inflection point? Or you know what are the signals that you’re looking for in terms of some sort of potential turnaround in the lift truck market and then eventually the attachment market?

Robert Warren:	You know there was—starting with last August the lift truck manufacturers were still talking about a reasonably minor drop in the North American market, and almost no drop in the European market. Starting with their bookings they got in August they were so dramatic you know, 45, 50% that people were sort of waiting for another month to report. They’ve been moving their estimates for their fiscal ‘09, calendar year ‘09 consistently down through the balance of the third and fourth quarter until right now they at the end of their first quarter are seeing that the balance of this year will be at this level, and are talking about some recovery next year. They’re very unspecific and I would have to agree with them. There’s very little right now that would be a green shoe in the capital goods lift truck market right now.

JB Groh:	Okay. Okay. Thanks for your time; and then lastly I mean I guess the plan for cash flow if it’s, you know if it’s as strong as it has been, is it the intent there still to just continue to pay down the long-term debt?

Robert Warren:	Slowly.

JB Groh:	Okay. Thanks for your time.

Robert Warren:	Thank you.

Operator:	Thank you. Our next question comes from the line of James Bank with Sidoti and Company. Please go ahead.

James Bank:	Thank you. Good afternoon.

Robert Warren:	Good afternoon.

James Bank:	So the $0.81 adjusted loss, if I’ve done that correctly in the first quarter, certainly is eye popping; and I was wondering, I understand you guys don’t provide guidance, but how should we think about the remainder of the year? Looking at the shipments details you have in your industry, April is clearly accelerating south to where you were in the first quarter; and just from all the discussion that we’ve had it doesn’t seem like there’s going to be a material improvement to the margins, at least in the July quarter if not October quarter; but how should we think about this year? Are we going to be unprofitable for the full year?

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Robert Warren:	I would say that was a reasonable estimate. I mean even without the 20 million of restructuring it was –

James Bank:	Right. I mean adjust to completely strip out the restructuring, the eight and 10 million I guess you anticipate spending for the remainder of the year, is this going to be I guess a profitable year? Or even isolated to the back half, October and January quarters, will we be afloat?

Robert Warren:	I think if you look at the regional report you’ll see that in North America, Asia, and China are either breakeven or making money; and I believe that the level of business we’re dealing with in those markets have bottomed. So I think our business is—should be consistent going out forward in those three regional markets. Europe’s the big question mark. How fast can we be able to get our costs and capacity shrunk down? What’s it cost just for doing that? And how quickly are we able to get our margins back up either through our negotiations, or our resourcings? It’s a little bit questionable as all of our losses are going to be coming out of Europe for this year.

James Bank:	Okay, and that would be I guess enough then to really just drag down the remaining three quarters?

Andy Anderson:	I think, James, that we continue to say we see no improvement in lift trucks.

Robert Warren:	Yes.

Andy Anderson:	I mean I would stress –

James Bank:	Fair enough.

Andy Anderson:	— no improvement in lift trucks right now except in China, and in fact just on a trending basis it’s hard to imagine Europe getting too much worse, but it’s trending just slightly—ticking still slightly downward. It hasn’t—it arguably hasn’t even reached its plateau bottom.

James Bank:	Okay.

Robert Warren:	I also believe that Europe’s going to be slower coming out of this. So even though we’re seeing some upswing in bookings for lift trucks in China this past quarter, my guess is we’re going to be coming out of the recession in North America and Asia faster than we are in Europe. I think there’re going to be for an extended period, and I think it bodes well for us is we restructuring that capacity in Europe and moving to lower cost sources, North America, Asia, and Italy, we are going to get some advantage late in the year and certainly for next year.

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James Bank:	Okay, and then I’m sorry there was a lot discussed on, especially in your prepared remarks. Did you mention how much you anticipate saving on an annual basis with the plant closure and I guess some of the other restructuring you’ve done?

Robert Warren:	There’s too many unannounced and, if you will, ones that are in negotiation to make. That would just be difficult to do.

James Bank:	Well with your SG&A discussion earlier and I guess with Europe I think that’s probably enough to go forward; and Andy, was there a target for where you’d like debt to be by the end of the year?

Andy Anderson:	No. No real target. As low as possible, obviously, but it kind of depends on how quickly we can reduce inventories and receivables.

James Bank:	Okay, and in this note modification that you expect this year, are they going to give you guys I guess more permissible covenants? Because I guess you know the EBITDA projection that I could probably come up with in my head would suspect that you guys would be in violation of the covenants you have right now outstanding. So is that going to be part of this modification?

Joe Pointer:	Yes. I think one of the comments we made was to take into account the level of restructuring and to basically to adjust our covenants. So those are the two main focuses.

James Bank:	Okay, and let’s see. Oh. Joe, did you mention your capex for the full year is going to be eight million?

Joe Pointer:	Yes.

James Bank:	Okay. I believe that’s all I have. Thank you very much for taking my questions.

Robert Warren:	Thanks, James.

Operator:	Thank you. Before the next question, ladies and gentlemen, if you would like to ask a question, please press the star followed by the one at this time. Our next question is a follow-up question from the line of Frank Magdlen with the Robins Group. Please go ahead.

Frank Magdlen:	Joe, when I’m looking at depreciation and amortization what would be a better number to use? As an example, was France in there for most of the quarter in the depreciation? And where is the big drop in amortization?

Joe Pointer:	Do you mean what is the big drop?

Frank Magdlen:	Yes.

Joe Pointer:	The big drop is—the main drop this year to last year?

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Frank Magdlen:	Yes.

Joe Pointer:	Was the fact that we don’t have from the construction write off –

Frank Magdlen:	Okay. That’s –

Joe Pointer:	— the end of the year. So roughly around three million, maybe a little bit north of there is probably where it would be the rest of the year, best estimate.

Frank Magdlen:	And ‘til you take most of your plant in The Netherlands down?

Joe Pointer:	Right. Three million not going to be substantively off going through the rest of the year I don’t think at this point.

Frank Magdlen:	All right; and then maybe Andy, when you get finished with the restructuring, is the goal, the target a couple years out to get back to your more normal margins, operating margins or gross margins that you had in the three profitable regions of the world? Would that become more or less the corporate average then? Could you take North American margin and apply them to Asia and Europe and China as well operating basis?

Andy Anderson:	I think I –

Joe Pointer:	No I think if you’re trying to project out where we’ll be a couple years down the road with margins?

Frank Magdlen:	Yes.

Joe Pointer:	I think you’d—I mean you’d have to look back, and I think we’ve set our stated target in Europe is somewhere around the high single digits. So I think you’d have to kind of prorate it in at where we’ve been.

Robert Warren:	Are you talking about gross margins or operating margins, Frank?

Frank Magdlen:	Getting to operating margins. I guess either way, but.

Joe Pointer:	Historically where we were a year or so ago is probably where we think we would eventually end up with Europe factored in at the levels that is our targets.

Frank Magdlen:	Okay. Even with the changes, which are good, Europe is, Europe you do business differently. It costs more, but you’re still looking at the same target.

Joe Pointer:	Definitely.

Robert Warren:	The same target that we have projected that we could—we are planning to drive our operating margin in Europe to, which is in the high single digits, and we are working under the assumption with the market share and capacity we’re maintaining in Asia and North America that we would be able to move back in a healthy market to our historical margins.

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Frank Magdlen:	So I guess the other question is as you did the restructuring you’re not really taking a lot of capacity out; and yes, it’s fixed costs and all that, but you’re able to supply as an example part of Europe from North America. I mean you’ve already got China supplying parts of Europe.

Andy Anderson:	Frank, we still have a very productive attachment plant in Italy. So it’s not—it’s not the total supply from North America. What it’s really doing, it’s a little hard to explain in a short, short call, but we’re really restructuring our entire global supply chain, particularly for the attachment business. Certain components will be coming out of North America. Certain components will be transferred from Holland to Italy. Certainly the customer finishing portion is going to be in Italy so that we remain very flexible for meeting specific customer needs. It’s conceivable over the next year or two things that will be coming out of China that aren’t today. So there’s a pretty fluid movement and planning process under way right at the moment for how we supply all of our margins.

Frank Magdlen:	All right. Thank you very much.

Operator:	Thank you. Mr. Warren, I show there are no further questions at this time. Please continue.

Robert Warren:	Again thanks so much for your time and participating in today’s call. We appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any help.

Operator:	Ladies and gentlemen, this conference will be available for replay after 4:00 p.m. Pacific Standard Time today through June 11, 2009 at midnight Pacific Standard Time. You may access the ACT replay system at any time by dialing 1-800-406-7325 and entering the access code 4080188 and the pound sign.

Ladies and gentlemen, this concludes the Cascade Corporation First Quarter Fiscal Year 2010 Conference Call. Thank you for your participation and for using ACT Teleconferencing. You may now disconnect.

END

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